Exhibit 99.1

GREAT PLAINS ENERGY REPORTS THIRD QUARTER 2013 RESULTS
Kansas City, Mo. (November 7, 2013) - Great Plains Energy (NYSE: GXP) today announced third quarter 2013 earnings of $142.7 million or $0.93 per share of average common stock outstanding, compared with third quarter 2012 earnings of $145.8 million or $0.95 per share. For the first nine months of 2013, earnings were $231.5 million or $1.51 per share compared to $194.0 million or $1.34 per share in the first nine months of 2012. The Company also announced it is narrowing its full-year 2013 earnings guidance range from $1.44 to $1.64 per share to $1.54 to $1.64 per share.
“The economy in our service territory continues to strengthen, including the residential sector where we have seen increases in weather-normalized demand for three consecutive quarters,” commented Terry Bassham, chairman and chief executive officer of Great Plains Energy. “This increase in demand and ongoing efforts to aggressively manage costs are drivers in narrowing our earnings guidance range for the full-year to the upper half of our initial range.”
Great Plains Energy Third Quarter:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Three Months Ended September 30
(Unaudited)
	Earnings		Earnings per Great
			Plains Energy Share
	2013	2012	2013	2012
	(millions)
Electric Utility	$145.4	$141.9	$0.95	$0.93
Other	(2.3)	4.5	(0.02)	0.02
Net income	143.1	146.4	0.93	0.95
Less: Net income attributable to noncontrolling interest	—	(0.2)	—	—
Net income attributable to Great Plains Energy	143.1	146.2	0.93	0.95
Preferred dividends	(0.4)	(0.4)	—	—
Earnings available for common shareholders	$142.7	$145.8	$0.93	$0.95
On a per-share basis, favorable drivers for the third quarter 2013 compared to 2012 included the following:

•	Approximately $0.15 from new retail rates which became effective in January 2013;

•	An estimated $0.08 impact from an increase in weather-normalized retail demand; and

•	About a $0.01 increase in other margin.
The factors above were more than offset by the following:

•	Approximately $0.18 from unfavorable weather with cooling degree days 18 percent below the warmer than normal weather in 2012;

•	The results for 2012 included a tax benefit of $0.03 due to the release of uncertain tax positions;

•	$0.02 from certain regulatory items including pension expense trackers and Missouri Energy Efficiency Investment Act (MEEIA) costs, which are offset with new retail rates;

•	$0.01 from increased operating and maintenance expense at the Wolf Creek nuclear unit;

•	$0.01 due to an increase in general taxes resulting from higher property taxes; and

•
Approximately $0.01 from several other factors including increased depreciation that was partially offset by an increase in the equity component of Allowance for Funds Used During Construction (AFUDC).

Great Plains Energy Year-to-Date:

GREAT PLAINS ENERGY INCORPORATED
Consolidated Earnings and Earnings Per Share
Year to Date September 30
(Unaudited)
	Earnings		Earnings per Great
			Plains Energy Share
	2013	2012	2013	2012
	(millions)
Electric Utility	$238.5	$210.2	$1.55	$1.45
Other	(5.8)	(15.0)	(0.04)	(0.10)
Net income	232.7	195.2	1.51	1.35
Preferred dividends	(1.2)	(1.2)	—	(0.01)
Earnings available for common shareholders	$231.5	$194.0	$1.51	$1.34
On a per-share basis, the primary drivers contributing to the $0.17 increase for the first nine months of 2013 versus 2012 were the following:

•	An approximate $0.40 from new retail rates;

•	An estimated $0.10 impact from an increase in weather-normalized retail demand;

•
A $0.10 decrease in interest expense primarily resulting from the maturity of $500 million of 11.875 percent senior notes in July 2012, a lower interest rate on refinanced debt that was underlying Great Plains Energy’s Equity Units and an increase in the debt component of

AFUDC. The decrease was partially offset by Kansas City Power & Light Company’s (KCP&L) issuance of $300 million of 3.15 percent senior notes in March 2013; and

•	An estimated $0.05 impact at Wolf Creek primarily resulting from the unplanned outage during the first quarter of 2012.
The above factors were partially offset by the following:

•	An estimated impact of $0.24 from less favorable weather driven by a 27 percent decrease in cooling degree days;

•	Approximately an $0.08 decrease in other margin primarily due to increased purchased power expense and transmission of electricity by others;

•
$0.07 from certain regulatory items including pension expense trackers, MEEIA costs and solar rebates provided to Missouri customers that were deferred as a regulatory asset in the first quarter 2012 with amortization beginning in the first quarter 2013. These items were offset with new retail rates;

•	$0.04 due to an increase in general taxes resulting from higher property taxes;

•	The results for 2012 included a tax benefit of $0.03 due to the release of uncertain tax positions; and

•
Approximately $0.02 from a variety of other factors including dilution from the issuance of common stock upon the settlement of the Equity Units in June 2012 and increased depreciation partially offset by an increase in the equity component of AFUDC.

Electric Utility Segment Third Quarter:
The Electric Utility segment, which includes KCP&L and the regulated utility operations of KCP&L Greater Missouri Operations Company (GMO), generated net income of $145.4 million or $0.95 per share for the third quarter 2013 compared to $141.9 million or $0.93 per share in 2012.
Key drivers influencing the segment results included the following:

•
A $15.3 million increase in pre-tax gross margin (a non-GAAP financial measure described in Attachment A) due to an estimated $38 million from new retail rates and approximately $20 million from an increase in weather-normalized retail demand. The increase was partially offset by an estimated $44 million due to weather in the third quarter 2013 that was not as warm as it was in 2012;

•	A $15.9 million increase in pre-tax other operating expenses primarily due to the following:

◦
A $6.3 million increase in certain regulatory items including $2.8 million from an increase in pension expense trackers, $2.7 million from increased MEEIA costs and $0.8 million of amortization of the regulatory asset for solar rebates provided to Missouri customers. These increases were offset with new retail rates;

◦	A $2.9 million increase in Wolf Creek operating and maintenance expense; and

◦	A $2.6 million increase in general taxes resulting from higher property taxes;

•
A $4.4 million increase in pre-tax depreciation and amortization expense driven by capital additions and higher depreciation rates established in KCP&L’s Kansas rate case which became effective in January 2013; and

•	A $3.9 million increase in non-operating income and expense driven by a $3.9 million increase in the equity component of AFUDC.
Overall retail MWh sales were down 4.0 percent in the quarter compared to the third quarter 2012 with the decrease driven by weather. On a weather-normalized basis, retail MWh sales increased an estimated 2.8 percent compared to the third quarter 2012. Compared to normal weather, the unfavorable impact in the third quarter 2013 was approximately $0.02 per share.

Electric Utility Segment Year-to-Date:
Year-to-date net income for the Electric Utility segment was $238.5 million or $1.55 per share compared to $210.2 million or $1.45 per share in 2012.
Key drivers influencing the segment results included the following:

•	A $48.2 million increase in pre-tax gross margin mainly due to:

◦	An estimated $96 million from new retail rates;

◦	Approximately $24 million from an increase in weather-normalized retail demand; and

◦	The results for 2012 included an estimated $4 million impact from the unplanned outage at Wolf Creek.
The gross margin factors above were partially offset by the following:

◦
An estimated $56 million due to second quarter and third quarter 2013 weather that had substantially fewer cooling degree days compared to last year partially offset by a favorable increase in heating degree days during the first quarter 2013; and

◦
Approximately $20 million primarily resulting from increased purchased power expense and transmission of electricity by others. Purchased power expense increased primarily due to increased MWh purchases under new wind generation power purchase agreements, which are included in new retail rates. Transmission of electricity by others increased primarily due to Southwest Power Pool base plan funding transmission charges, of which a portion is included in new retail rates;

•	A $16.9 million increase in pre-tax other operating expenses primarily due to the following:

◦
A $17.3 million increase in certain regulatory items including $6.5 million from an increase in pension expense trackers, $5.6 million from increased MEEIA costs and a $5.2 million increase relating to solar rebates provided to Missouri customers that were deferred as a regulatory asset in the first quarter 2012 with amortization beginning in the first quarter of 2013. These increases were offset with new retail rates;

◦	A $9.1 million increase in general taxes resulting from higher property taxes; and

◦	These increases were partially offset by a $7.1 million decrease in Wolf Creek operating and maintenance expense mostly due to the unplanned outage in 2012;

•
An $11.9 million increase in pre-tax depreciation and amortization expense driven by capital additions and higher depreciation rates established in KCP&L’s Kansas rate case which became effective in the first quarter 2013;

•	A $10.8 million increase in non-operating income and expense primarily due to a $8.8 million increase in the equity component of AFUDC;

•
A $7.6 million decrease in pre-tax interest expense primarily driven by a $13.4 million decrease due to the maturity of $500 million of 11.875 percent senior notes in July 2012 and a $4.1 million increase in the debt component of AFUDC. The decrease was partially offset by an increase in interest expense of $5.5 million relating to intercompany loans from Great Plains Energy to GMO and a $5.1 million increase due to KCP&L’s issuance of $300 million of 3.15 percent senior notes in March 2013 and;

•	A $9.5 million increase in income tax expense due to higher pre-tax income.
Overall retail MWh sales were down 1.8 percent compared to the 2012 period. On a weather-normalized basis, year-to-date retail MWh sales increased an estimated 1.0 percent compared to the 2012 period. Year-to-date earnings per share are estimated to be in-line with normal weather.
Other Category Third Quarter and Year-to-Date:
Results for the Other category primarily include unallocated corporate charges, GMO non-regulated operations, noncontrolling interest and preferred dividends. For the third quarter 2013, the Other category recorded a loss of $2.7 million or $0.02 per share compared to earnings of $3.9 million or $0.02 per share for the same period in 2012. The results were primarily impacted by a $4.5 million tax-benefit in 2012 from the release of uncertain tax positions related to former GMO non-regulated operations.
For the first nine months of 2013, the Other category reflected a loss of $7.0 million or $0.04 per share compared to a loss of $16.2 million or $0.11 per share in 2012.
Key drivers influencing the Other category results for the first nine months of 2013 included the following:

•	A decrease in after-tax interest expense of $6.0 million as a result of the lower interest rate on the refinanced debt that was underlying the Equity Units;

•	The results for 2012 included a tax benefit of $4.5 million due to the release of uncertain tax positions related to former GMO non-regulated operations;

•	A $3.3 million increase in after-tax interest income from intercompany loans from Great Plains Energy to GMO; and

•	An after-tax loss of $1.8 million on the sale of real estate in 2012.
Common Stock Dividend Declaration:
On November 5, 2013, Great Plains Energy announced that its Board of Directors approved a quarterly dividend of $0.23 per share on its common stock. This action increased Great Plains Energy’s dividend by $0.05 per share to an annual level of $0.92 per share. The common dividend will be payable December 20, 2013 to shareholders of record as of November 29, 2013. The shares will begin to trade ex-dividend on November 26, 2013.

Great Plains Energy has paid a cash dividend on its common stock every quarter since March 1921.
Great Plains Energy will post its 2013 Third Quarter Form 10-Q, as well as supplemental financial information related to the third quarter on its website, www.greatplainsenergy.com.
Earnings Webcast Information:
An earnings conference call and webcast is scheduled for 9:00 a.m. EST Friday, November 8, 2013, to review the Company’s 2013 third quarter earnings and operating results.
A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains Energy’s website at www.greatplainsenergy.com. The webcast will be accessible only in a “listen-only” mode.
The conference call may be accessible by dialing (888) 353-7071 (U.S./Canada) or (724) 498-4416 (international) five to ten minutes prior to the scheduled start time. The pass code is 76260081.
A replay and transcript of the call will be available later in the day by accessing the investor relations section of the company’s website. A telephonic replay of the conference call will also be available through November 15, 2013, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (international). The pass code is 76260081.
About Great Plains Energy:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest. Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company use KCP&L as a brand name. More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

Forward-Looking Statements:
Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy and KCP&L are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; the outcome of contract negotiations for goods and services including transportation and labor agreements; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates the Companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including but not limited to cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; and other risks and uncertainties.
This list of factors is not all-inclusive because it is not possible to predict all factors. Other risk factors are detailed from time to time in Great Plains Energy’s and KCP&L’s quarterly reports on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission. Each forward-looking statement speaks only as of the date of the particular statement. Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Great Plains Energy Contacts:
Investors: Tony Carreño, Director, Investor Relations, 816-654-1763, anthony.carreno@kcpl.com
Media: Katie McDonald, Director Corporate Communications, 816-556-2365,
katie.mcdonald@kcpl.com

Attachment A
Gross margin is a financial measure that is not calculated in accordance with generally accepted accounting principles (GAAP). Gross margin, as used by Great Plains Energy, is defined as operating revenues less fuel, purchased power and transmission of electricity by others. The company’s expense for fuel, purchased power and transmission of electricity by others, offset by wholesale sales margin, is subject to recovery through cost adjustment mechanisms, except for KCP&L’s Missouri retail operations. As a result, operating revenues increase or decrease in relation to a significant portion of these expenses. Management believes that gross margin provides a more meaningful basis for evaluating the Electric Utility segment’s operations across periods than operating revenues because gross margin excludes the revenue effect of fluctuations in these expenses. Gross margin is used internally to measure performance against budget and in reports for management and the Board of Directors. The company’s definition of gross margin may differ from similar terms used by other companies. A reconciliation to GAAP operating revenues is provided in the table below.

Great Plains Energy Incorporated
Reconciliation of Gross Margin to Operating Revenues
(Unaudited)

	Three Months Ended		Year to Date
	September 30		September 30
	2013	2012	2013	2012
	(millions)
Operating revenues	$765.0	$746.2	$1,907.5	$1,829.5
Fuel	(156.6)	(164.7)	(410.0)	(422.1)
Purchased power	(25.7)	(17.9)	(99.4)	(69.5)
Transmission of electricity by others	(13.6)	(9.8)	(37.9)	(25.9)
Gross margin	$569.1	$553.8	$1,360.2	$1,312.0